                                                                   EXHIBIT 10.35

                  AMENDED AND RESTATED BUSINESS LOAN AGREEMENT


     This Amended and Restated Business Loan Agreement (this "Agreement") dated as of April 30, 2001, is between Bank of America, N.A. (the "Bank"), IMPCO Technologies, Inc. (the "Borrower") and Quantum Technologies, Inc. (the "Subsidiary Borrower").

                                    RECITALS

          A. The Borrower and the Bank have heretofore entered into a Business Loan Agreement dated as of September 13, 1999 (as previously amended, the "Existing Loan Agreement").

          B. The Subsidiary Borrower is a wholly-owned direct subsidiary of the Borrower, and the parties desire for the Subsidiary Borrower to become a borrower under the Existing Loan Agreement, with (i) the right to make direct borrowings in an aggregate principal amount not to exceed $5,000,000 under the revolving line of credit established as Facility No. 1 under the Existing Loan Agreement subject to the terms and conditions set forth therein, and (ii) joint and several liability for all of the loans and other credit accommodations extended thereunder.

          C. In order to add the Subsidiary Borrower as a borrower and to further amend the Existing Loan Agreement, the parties hereto agree to amend and restate the Existing Loan Agreement in its entirety as herein provided.

          D. It is anticipated that following the date hereof the Borrower may elect to sell the Subsidiary Borrower or substantially all of its assets to a third party. In such event, concurrently with the repayment of all outstanding obligations of the Subsidiary Borrower hereunder, the Bank shall release the Subsidiary Borrower from its guaranty of the obligations of the Borrower hereunder.

          In consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                  DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

          "Borrower" means IMPCO Technologies, Inc. and, at such times as
           --------
     Quantum Technologies, Inc. is a Subsidiary Borrower hereunder, shall be deemed to include Quantum Technologies, Inc. as the context requires.

          "Capital Expenditures" means any expenditures which are properly
           --------------------
     treated as capital expenditures under generally accepted accounting principles, including any expenditures in respect of capital lease obligations.

          "Core EBITDA" means, as of each date of determination, Borrower's
           -----------
     consolidated net income for the four fiscal quarter period ending on that date from continuing operations and investments, determined in accordance with generally accepted accounting principles consistently applied, plus, to the extent deducted (or subtracted) in arriving at such net income, Borrower's consolidated income tax expense or credit, interest expense, minority interest, depreciation and amortization, provided that in computing "Core
                                              --------
     EBITDA" the results of operations of the Subsidiary Borrower shall be excluded.

          "Debt Service Coverage Ratio" means, as of each date of determination,
           ---------------------------
     the ratio of (a) Core EBITDA less taxes less unfinanced Capital Expenditures for the four fiscal quarter period ending on that date, to (b) the sum of (I) the current portion of Borrower's consolidated indebtedness for borrowed money and capital lease obligations, in each case having a then remaining life to maturity, plus (ii) Borrower's consolidated interest expense for the same period, in each case, determined in accordance with generally accepted accounting principles, consistently applied.

          "Funded Debt to EBITDA Ratio" means, as of each date of determination,
           ---------------------------
     the ratio of (a) Borrower's consolidated indebtedness for borrowed money and capital lease obligations as of that date, plus the undrawn amounts of any outstanding letters of credit, to (b) Core EBITDA for the four fiscal quarter period ending on that date.

          "Offshore Margin" means during each Pricing Period, the interest rate
           ---------------
     margin set forth in the Pricing Matrix in the column so headed opposite the Funded Debt to EBITDA in effect as of the last day of the fiscal quarter of the Borrower ending two months prior to the first day of such Pricing Period, provided that during the Pricing Period in which the date of this Agreement occurs, Offshore Margin shall be Pricing Level II.

          "Pricing Matrix" means the following pricing matrix:
           --------------


-------------------------------------------------------------------------------------------------------------------
                                                                   Unused
                                  Funded Debt to                 Commitment
Pricing Level                     EBITDA Ratio                      Fee        Offshore Margin    Prime Rate Margin
-------------------------------------------------------------------------------------------------------------------

I                                Greater or equal to             0.35%              2.25%                0.50%
                                 2.25:1.00
-------------------------------------------------------------------------------------------------------------------

II                               Less than 2.25:1.00 or
                                 greater than or equal to        0.35%              2.00%               0.375%
                                 1.75:1:00
-------------------------------------------------------------------------------------------------------------------

III                              Less than 1.75:1.00 or
                                 greater than or equal to        0.30%              1.75%               0.250%
                                 1.25:1:00
-------------------------------------------------------------------------------------------------------------------
IV                               Less than 1.25:1.00             0.30%              1.50%                0.00%
-------------------------------------------------------------------------------------------------------------------

          "Pricing Period" means the successive three month periods beginning on
           --------------
     the first day of each July, October, January and April.

          "Prime Rate" means the rate of interest publicly announced from time
           ----------
     to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

          "Prime Rate Margin" means during each Pricing Period, the interest
           -----------------
     rate margin set forth in the Pricing Matrix in the column so headed opposite the Funded Debt to CORE EBITDA ratio in effect as of the last day of the fiscal quarter of the Borrower ending two months prior to the first day of such Pricing Period, provided that during the Pricing Period in which the date of this Agreement occurs, the Prime Rate Margin shall be Pricing Level II.

          "Unused Commitment Fee Rate" means during each Pricing Period, the
           --------------------------
     rate margin set forth in the Pricing Matrix in the column so headed opposite the Funded Debt to EBITDA in effect as of the last day of the fiscal quarter of the Borrower ending two months prior to the first day of such Pricing Period, provided that during the Pricing Period in which the date of this Agreement occurs, the Unused Commitment Fee Rate shall be based upon Pricing Level II


1.   FACILITY NO. 1:  REVOLVING LINE OF CREDIT AMOUNT AND TERMS

     1.1  Line of Credit Amount.
          ---------------------

          (a) During the availability period described below, the Bank will provide a line of credit ("Facility No. 1") to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Fifteen Million Dollars ($15,000,000). The Subsidiary Borrower shall be entitled to request direct loans under Facility No. 1, the aggregate outstanding amount of which do not exceed $5,000,000 at any time.

          (b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower and Subsidiary Borrower may prepay principal amounts and reborrow them.

          (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit and not yet reimbursed to exceed the Facility No. 1 Commitment.

     1.2  Availability Period.  The line of credit is available between the date
          -------------------
of this Agreement and September 30, 2001 (the "Revolving Line Expiration Date") unless the Borrower or the Subsidiary Borrower is in default, provided that in
                                                              --------
no event shall the Subsidiary Borrower be entitled to request advances hereunder following its sale or the sale of any material portion of its assets.

     1.3  Repayment Terms.
          ---------------

          (a) The Borrower and Subsidiary Borrower will pay interest with respect to Facility No. 1 monthly on the last business day of each calendar month until payment in full of all outstanding principal.

          (b) The Borrower and the Subsidiary Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Revolving Line Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Revolving Line Expiration Date. Notwithstanding the provisions of this clause (b), all obligations of the Subsidiary Borrower shall be repaid on the date upon which it is sold or any material portion of its assets are sold.

     1.3  Interest Rate.  Facility No. 1 shall bear interest in the manner
          -------------
provided in Section 5 of this Agreement.

     1.4  Letters of Credit.  This line of credit may be used for financing:
          -----------------

          (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Revolving Line Expiration Date. Each commercial letter of credit will require drafts payable at sight.

          (ii) standby letters of credit with a maximum maturity of one (1) year but not to extend more than 12 months beyond the Revolving Line Expiration Date.

          (iii) The amount of the letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed One Million Dollars ($1,000,000) for commercial letters of credit and Seven Hundred Fifty Thousand Dollars ($750,000) for standby letters of credit.

          (iv) The following letters of credit are outstanding from the Bank for the account of the Borrower:

               Letter of Credit Number         Amount
               -----------------------         ------

               LASB #3020698                   $15,000

     As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement, except that this letter of credit may expire no later than September 30, 2002.

     The Borrower agrees:

          (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

          (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

          (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

          (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

          (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

          (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

          (g) to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.   FACILITY NO. 2:  TERM LOAN AMOUNT AND TERMS

     2.1  Outstanding Term Loans.  As of the date of this Agreement, term loans
          ----------------------
in the aggregate principal amount of $6,394,284.78 and $2,500,000 in advances under Facility No. 6 Non-Revolving Capital Expenditures Line of Credit are outstanding under the Existing Loan Agreement, which are hereby consolidated as a Term Loan Facility No. 2 hereunder in the amount of $8,894,284.78.

     2.2  Interest Rate.  Facility No. 2 shall bear interest in the manner
          -------------
provided in Section 5 of this Agreement.

     2.3  Repayment Terms.
          ---------------

          (a) The Borrower will pay interest monthly on the last business day of each calendar month until payment in full of any principal outstanding on Facility No.

          (b) The Borrower will repay principal in fourteen (14) successive quarterly installments of Six Hundred Thirty Five Thousand Three Hundred Six Dollars ($635,306) each commencing June 30, 2001. On September 30, 2004, the Borrower will repay the remaining principal balance plus any interest then due.

          (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

3. FACILITY NO. 3: NON-REVOLIVING CAPITAL EXPENDITURES LINE OF CREDIT AMOUNT AND TERMS

     3.1  Line of Credit Amount.
          ---------------------

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 3 Commitment") is One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

          (b) This is a non-revolving line of credit with a term repayment option, and providing for cash advances. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

          (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 3 Commitment.

     3.2  Availability Period.  The line of credit is available between the date
          -------------------
of this Agreement and September 30, 2001, unless Borrower is in default.

     3.3  Interest Rate.  Facility No. 3 shall bear interest in the manner
          -------------
provided in Section 5 of this Agreement.

     3.4  Repayment Terms.
          ---------------

          (a) The Borrower will pay interest monthly on the last day of each calendar month until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay the principal amount outstanding on Facility No. 3 in sixteen (16) successive equal quarterly installments, each equal to 1/16 of the principal amount outstanding, payable commencing December 31, 2001. On September 30, 2005, the Borrower will repay the remaining principal balance plus any interest then due.

          (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

4.   FACILITY NO. 4:  STANDBY LETTER OF CREDIT

     4.1  Letter of Credit.  There is outstanding a standby letter of credit
          ----------------
issued by the Bank for the benefit of Hong Kong Shanghai Banking Corp. with an initial maturity of April 30, 2000, the maturity of which has heretofore been extended to April 30, 2002. This standby letter of credit includes a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary. This letter of credit includes a final maturity date of April 30, 2004, which will not be subject to automatic extension. As of the date of this Agreement, this letter of credit shall be deemed to be outstanding as Facility No. 4 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

     4.2  Amount.  The amount of the letter of credit (including the drawn and
          ------
unreimbursed amounts of the letter of credit) may not exceed One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00).

     4.3  Other Terms.  The Borrower agrees:
          -----------

          (a) if there is a default under this Agreement, to immediately prepay and make the Bank whole for the outstanding letter of credit.

          (b) the issuance of the letter of credit and any amendment to the letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

          (c) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

          (d) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing the letter of credit for the Borrower.

          (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.


          (f) to pay the Bank a non-refundable fee equal to 1.00% per annum of the outstanding undrawn amount of the letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 1.5% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower."

5.  INTEREST RATES

     5.1  Prime Rate Loans.  Unless the Borrower elects an optional interest
          ----------------
rate as described in Section 5.2, the interest rate payable with respect to loans under each of the Facilities described herein is the Prime Rate plus the Prime Rate Margin.

     5.2  Optional Interest Rates. Instead of the interest rate based on the
          -----------------------
Prime Rate, the Borrower may elect the optional interest rates listed below for any one or more of Facility No. 1, Facility No. 2 or Facility No. 3 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." Borrower may select interest Portions bearing reference to the IBOR Rate or to the LIBOR Rate each of which shall bear interest at the selected rate plus the Offshore Margin in effect from time to
                              ----
time.

     5.3  Optional Rates.  Each optional interest rate is a rate per year.
          --------------
Interest will be paid on the last day of each interest period, and on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

     5.4  IBOR Rate.  The election of IBOR Rates shall be subject to the
          ---------
following terms and requirements:

          (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

          (b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

          (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                IBOR Rate =         IBOR Base Rate
                             ---------------------------
                             (1.00 - Reserve Percentage)

  Where,

              (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

              (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (e) Each prepayment of a IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

          (f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this Section, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

     (g) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

          (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

          (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

     5.5  LIBOR Rate.  The election of LIBOR Rates shall be subject to the
          ----------
following terms and requirements:

          (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

          (b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                    LIBOR Rate =  London Inter-Bank Offered Rate
                                  ------------------------------
                                    (1.00 - Reserve Percentage)

Where,

               (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

               (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.

          (e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

          (f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

          (g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

              (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

              (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

          (h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

              (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

              (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

6.   FEES, EXPENSES AND COSTS

     6.1  Unused Commitment Fee.  The Borrower agrees to pay a fee on any
          ---------------------
difference between the Facility No. 1 Commitment and the Facility No. 3 Commitment and the amount of credit it actually uses under such facilities, determined by the weighted average credit outstanding during the specified period at the Unused Commitment Fee Rate as in effect from time to time. The fee shall be payable on May 31, 2001 and the last day of each following quarter until the expiration date of the applicable facility.

     6.2  Expenses.  The Borrower agrees to immediately repay the Bank for
          --------
expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

     6.3  Reimbursement Costs.
          -------------------

          (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

          (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

7.   COLLATERAL

     7.1  Personal Property.  The Borrower's and the Subsidiary Borrower's
          -----------------
respective obligations to the Bank under this Agreement will be secured by personal property the Borrower and the Subsidiary Borrower now own or will own in the future as listed below. The collateral is further defined in security agreements executed by the Borrower and the Subsidiary Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower and the Subsidiary Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower and or the Subsidiary Borrower have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower and the Subsidiary Borrower to the Bank shall also secure this Agreement. Borrower and the Subsidiary Borrower hereby confirm and regrant to the Bank a security interest in and to their respective

          (a) Machinery, equipment, and fixtures;

          (b) Inventory;

          (c) Accounts, accounts Receivable;

          (d) Patents, trademarks and other general intangibles; and and the products and proceeds thereof, to secure their respective obligations to the Bank under this Agreement. Each of them agrees to assemble all such collateral upon default at a location to be designated by the Bank.

8.   DISBURSEMENTS, PAYMENTS AND COSTS

     8.1  Requests for Credit.  Each request for an extension of credit will be
          -------------------
made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     8.2  Disbursements and Payments.  Each disbursement by the Bank and each
          --------------------------
payment by the Borrower will be:

          (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

          (b) made for the account of the Bank's branch selected by the Bank from time to time;

          (c) made in immediately available funds, or such other type of funds selected by the Bank;

          (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

     8.3  Telephone and Telefax Authorization.
          -----------------------------------

          (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower and or the Subsidiary Borrower, or any other individual designated by any one of such authorized signers.

          (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 12331-16650 and Subsidiary Borrower's account number 14593-08216, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower. The Subsidiary Borrower confirms that all advances made by the Bank for its account may be deposited by the Bank in this manner.

          (c) Each of the Borrower and the Subsidiary Borrower each indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower or the Subsidiary Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

     11.4 Direct Debit (Pre-Billing).
          --------------------------

          (a) Each of the Borrower and the Subsidiary Borrower agrees that the Bank will debit the Borrower's deposit account number 12331-16650 and Subsidiary Borrower's deposit account number 14593-08216, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower or the Subsidiary Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

          (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

          (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

               (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

               (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

          (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     8.5  Banking Days.  Unless otherwise provided in this Agreement, a banking
          ------------
day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day. For amounts bearing interest at a LIBOR Rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.

     8.6  Taxes.  If any payments to the Bank under this Agreement are made from
          -----
outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this Section), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

     8.7  Additional Costs.  The Borrower will pay the Bank, on demand, for the
          ----------------
Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

          (a) any reserve or deposit requirements; and

          (b) any capital requirements relating to the Bank's assets and commitments for credit.

     8.8  Interest Calculation.  Except as otherwise stated in this Agreement,
          --------------------
all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

     8.9  Default Rate.  Upon the occurrence and during the continuation of any
          ------------
default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2.00) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Any interest, fees or costs which are not paid when due shall bear interest at the Prime Rate plus two (2.00) percentage points. This may result in compounding of interest.

9.   CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

     9.1  Authorizations.  Evidence that the execution, delivery and performance
          --------------
by the Borrower and the Subsidiary Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

     9.2  Security Agreements.  Signed original security agreements,
          -------------------
assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires. The Borrower and the Subsidiary Borrower hereby confirm the continued effectiveness of each of the Security Agreements heretofore executed by them in favor of the Bank.

     9.3  Evidence of Priority.  Evidence that security interests and liens in
          --------------------
favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

     9.4  Insurance.  Evidence of insurance coverage, as required in the
          ---------
"Covenants" section of this Agreement.

     9.5  Guaranties.
          ----------

          (a) A Continuing Guaranty (Multicurrency) executed by the Borrower in the amount of Three Million U.S. Dollars (U.S. $3,000,000) guarantying the obligations of Grupo I.M.P.C.O. Mexicano, S. de R.L. de C.V. arising in connection with the Mexico Commitment together with Corporate Resolutions Authorizing Execution of Guaranty (Multicurrency).

          (b) A Continuing guaranty executed by the Subsidiary Borrower of the obligations of the Borrower hereunder.

          (c) A Continuing guaranty executed by the Borrower of the obligations of the Subsidiary Borrower hereunder.

      9.6   Amendment and Restatement Fee.  Receipt by the Bank of an amendment
            -----------------------------
fee of $25,000, which is fully earned when received and non-refundable.

      9.7  Accounts Report.  Receipt by the Bank of a report, in form and
           ---------------
substance acceptable to the Bank of Borrower's March 31, 2001 consolidated accounts receivable and accounts payable, together with a detailed aging thereof and a detailed inventory listing.

      9.8  Cash Balance Reports.  Receipt by the Bank of a monthly cash
           --------------------
statement and budget detailing the remaining cash balance from Borrower's secondary equity offering conducted in July, 2000 funding Quantum, detailing the opening and closing cash balances for the month of March 31, 2001.

      9.9  Other Items.  Any other items that the Bank reasonably requires.
           -----------

10.  REPRESENTATIONS AND WARRANTIES

     When the Borrower and the Subsidiary Borrower sign this Agreement, and until the Bank is repaid in full, the Borrower and (at such times as it is a party hereto), the Subsidiary Borrower make the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     10.1 Organization.  Each of the Borrower and the Subsidiary Borrower is a
          ------------
corporation duly formed and existing under the laws of the state where organized.

     10.2 Authorization.  This Agreement, and any instrument or agreement
          -------------
required hereunder, are within the Borrower's and the Subsidiary Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

     10.3 Enforceable Agreement.  This Agreement is a legal, valid and binding
          ---------------------
agreement of the Borrower and the Subsidiary Borrower, enforceable in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     10.4 Good Standing.  In each state in which the Borrower and the Subsidiary
          -------------
Borrower do business, they are properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

     10.5 No Conflicts.  This Agreement does not conflict with any law,
          ------------
agreement, or obligation by which the Borrower, the Subsidiary Borrower or their respective properties are bound.

     10.6 Financial Information.  All financial and other information that has
          ---------------------
been or will be supplied to the Bank is:

          (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and the Subsidiary Borrower's financial condition.

          (b) in compliance with all government regulations that apply.

     10.7 Lawsuits.  There is no lawsuit, tax claim or other dispute pending or
          --------
threatened against the Borrower or the Subsidiary Borrower which, if lost, would impair the Borrower's or Subsidiary Borrower's financial condition or ability to repay the loans and letters of credit contemplated herein, except as have been disclosed in writing to the Bank.

     10.8 Collateral.  All collateral required in this Agreement is owned by the
          ----------
grantor of the security interest free of any title defects or any liens or interests of others.

     10.9 Permits, Franchises.  The Borrower and Subsidiary Borrower possesses
          -------------------
all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

     10.10  Other Obligations.  Neither the Borrower nor the Subsidiary Borrower
            -----------------
is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     10.11  Income Tax Returns.  The Borrower has no knowledge of any pending
            ------------------
assessments or adjustments of its income tax for any year.

     10.12  No Event of Default.  There is no event which is, or with notice or
            -------------------
lapse of time or both would be, a default under this Agreement.

     10.13  Locations.  The Borrower's and the Subsidiary Borrower's place of
            ---------
business (or its chief executive office) is located at the address listed under their respective signatures on this Agreement.

11.  COVENANTS

     The Borrower and (at such times as it is a party hereto) the Subsidiary Borrower agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

     11.1 Use of Proceeds.  To use the proceeds of (i) Facility No. 1 only for
          ---------------
the Borrower's and the Subsidiary Borrower's working capital and other general corporate purposes; (ii) Facility

No. 2 to refinance the existing term loan outstandings under the Existing Loan Agreement, (iii) Facility No. 3 only for financing capital expenditures, and Facility No. 4 only for the issuance of the letter of credit described in such facility.

     11.2 Financial Information.  To provide the following financial information
          ---------------------
and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

          (a) Within 60 days of Borrower fiscal year end April 30, 2001, the Borrower's annual financial statements. For each fiscal year thereafter, within 90 days of each fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

          (b) Beginning with the month of May 2001 and until the Subsidiary Borrower is sold, monthly company prepared consolidated and consolidating financials within 30 days of period end. Thereafter, within 30 days of each fiscal quarter's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

          (c) Within 90 days of each fiscal year end, copies of the Borrower's Form 10-K Annual Report.

          (d) Within 45 days of each fiscal quarter, copies of the Borrower's Form 10-Q Quarterly Report.

          (e) Within 90 days of each fiscal year end, consolidated and consolidating projections for the then current fiscal year of the Borrower.

          (f) Beginning with the month of May, 2001 and until the Subsidiary Borrower is sold, monthly company prepared consolidated and consolidating financials within 30 days of period end;

          (g) Beginning with the month of April, 2001, monthly cash statements (and budget) detailing the remaining cash balance from the July, 2000 secondary offering proceeds used for funding the continued operations of the Subsidiary Borrower, including detailing the beginning and ending balance for the month and use of proceeds between Operations, Capital Expenditures and Other, within 15 days of period end;

          (h) Not later than May 31, 2001, a detailed plan for funding the continuing operations of the Subsidiary Borrower;

          (i) Not later than May 15, 2001, copy of Borrower's engagement agreement with Merrill Lynch for the sale of the Subsidiary Borrower;

          (j) Any other such additional information as may be requested by Bank from time to time; and

          (k) Within the period(s) provided in subsections (a) and (b) above, a compliance certificate signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

          11.3 Minimum EBITDA.  Cause Core EBITDA for the period of four fiscal
               --------------
quarters ending on the last day of each fiscal quarter, commencing with the quarterly period beginning August 1, 2001, to be less than $9,500,000.

          11.4 Debt Service Coverage Ratio.  Cause the Debt Service Coverage
               ---------------------------
Ratio, as of the last day of each fiscal quarter, commencing with the quarterly period beginning August 1, 2001, to be not less than 1.25:1.00.

          11.5 Other Debts.  Not to have outstanding or incur any direct or
               -----------
contingent liabilities (other than those to the Bank and/or any other subsidiary or affiliate of Bank of America Corporation), or become liable for the liabilities of others without the Bank's written consent. This does not prohibit:

          (a) Acquiring goods, supplies, or merchandise on normal trade credit, and incurring indebtedness for services rendered, similar in nature and amount to such indebtedness incurred by the Borrower and Subsidiary Borrower in the past.

          (b) Endorsing negotiable instruments received in the usual course of business.

          (c) Obtaining surety bonds in the usual course of business.

          (d) Liabilities in existence on the date of this Agreement disclosed in writing to the Bank.

          (e) For Borrower only, additional debts for purchase money transactions including capital leases, conditional sales or other title retention contracts with respect to property used or acquired, which do not exceed a total principal amount of Three Hundred Thousand Dollars ($300,000) for each annual accounting period.

          (f) a line of credit not in excess of $1,000,000 for IMPCO BV from Fortis or another institution acceptable to the Bank.

          11.6  Other Liens.  Not to create, assume, or allow any security
                -----------
interest or lien (including judicial liens) on property the Borrower or its subsidiaries (including the Subsidiary Borrower) now or later own, except:

          (a) Deeds of trust and security agreements in favor of the Bank.

          (b) Liens for taxes not yet due.

          (c) Additional purchase money security interests and similar liens in property acquired after the date of this Agreement, to secure transactions permitted under Section 11.5(e).

          11.7  Notices to Bank.  To promptly notify the Bank in writing of:
                ---------------

          (a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower.

          (b) any substantial dispute between the Borrower or Subsidiary Borrower and any government authority.

          (c) any failure to comply with this Agreement.

          (d) any material adverse change in the Borrower's or Subsidiary Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

          (e) any change in the Borrower's or Subsidiary Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

          11.8  Books and Records.  To maintain adequate books and records.
                -----------------

          11.9  Audits.  To allow the Bank and its agents to inspect the
                ------
Borrower's and Subsidiary Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's and Subsidiary Borrower's properties, books or records are in the possession of a third party, the Borrower and Subsidiary Borrower each authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

          11.10  Compliance with Laws.  To comply with the laws (including any
                 --------------------
fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

          11.11  Preservation of Rights.  To maintain and preserve all rights,
                 ----------------------
privileges, and franchises the Borrower now has.

          11.12  Maintenance of Properties.  To make any repairs, renewals, or
                 -------------------------
replacements to keep the Borrower's properties in good working condition.

          11.13  Perfection of Liens.  To help the Bank perfect and protect its
                 -------------------
security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

          11.14  Cooperation.  To take any action reasonably requested by the
                 -----------
Bank to carry out the intent of this Agreement.

          11.15  Insurance.
                 ---------

          (a) Insurance Covering Collateral.  To maintain all risk property
              -----------------------------
     damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

          (b) General Business Insurance. To maintain insurance satisfactory
              --------------------------
     to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's or Subsidiary Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

          (c) Evidence of Insurance. Upon the request of the Bank, to deliver
              ---------------------
     to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

          11.16  Capital Expenditures. Commencing for the fiscal year beginning
                 --------------------
May 1, 2001, make capital expenditures (on a consolidated basis, but exclusive of Subsidiary Borrower) which are in excess of $2,500,000 during any fiscal year of Borrower.

          11.17  Additional Negative Covenants.  Not to, without the Bank's
                 -----------------------------
written consent:

          (a) engage in any business activities substantially different from the Borrower's or Subsidiary Borrower's present business.

          (b) liquidate or dissolve the Borrower's or Subsidiary Borrower's business.

          (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, for a total consideration (including assumption of debt) which, when added to any consideration (including assumption of debt) for transactions described in subsection (e) below, would exceed One Million Dollars ($1,000,000).

          (d) sell, lease, transfer or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in an aggregate amount not exceeding Two Hundred Thousand Dollars ($200,000) in any fiscal year (other than the anticipated sale of the Subsidiary Borrower).

          (e) for Borrower, acquire or purchase a business or its assets for a consideration (including assumption of debt) which, when added to any consideration (including assumption of debt) for transactions described in subparagraph (c) above, would exceed One Million Dollars ($1,000,000).

          (f) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

          (g) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

          (h) voluntarily suspend its business for any period.

          (i) make any investment in the Subsidiary Borrower which is not existing as of the date of this Agreement (other than proceeds of the secondary offering referred to above in an aggregate amount not to exceed $14,000,000 and direct loans to the Subsidiary Borrower made pursuant to Facility No. 1 hereunder).

          (j) make any distributions to shareholders of Borrower or Subsidiary Borrower(whether in cash or other property) or repurchase or acquire any capital stock or other indebtedness of Borrower or Subsidiary Borrower from such shareholders. Notwithstanding the provisions herein, this does not prohibit any distributions of Borrower's interest in Subsidiary Borrower pursuant to the planned sale of Subsidiary Borrower.

          (k) fail to cause either the Borrower or the Subsidiary Borrower to maintain a liquidity reserve, consisting of borrowing availability under Facility No. 1 or cash and cash equivalents, in an aggregate amount which is not less than $2,500,000 at any time.

          (l) Make any new loans or additional advances covering any existing outstandings as of the date of this Agreement, to officers or shareholders.

12.  HAZARDOUS WASTE INDEMNIFICATION

     The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance, material, or waste which is or becomes designated as "hazardous," "toxic," "pollutant,", or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation, or otherwise) or judicial interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

13.  DEFAULT

     If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower and the Subsidiary Borrower to be in default, stop making any additional credit available to the Borrower and the Subsidiary Borrower, and require the Borrower and the Subsidiary Borrower to repay their entire debt hereunder immediately and without prior notice and to provide cash collateral for all letters of credit issued hereunder. If an event of default occurs under Section 13.3 with respect to the Borrower or the Subsidiary Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

     13.1  Failure to Pay.  The Borrower or the Subsidiary Borrower fails to
           --------------
make a payment under this Agreement within 10 days after the date when due.

     13.2  Lien Priority.  The Bank fails to have an enforceable first lien
           -------------
(except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

     13.3  False Information.  The Borrower or the Subsidiary Borrower gives the
           -----------------
Bank false or misleading information or representations.

     13.4  Bankruptcy.  The Borrower or the Subsidiary Borrower files a
           ----------
bankruptcy petition, a bankruptcy petition is filed against the Borrower or the Subsidiary Borrower or either of them makes a general assignment for the benefit of creditors. The default will be deemed cured if any such involuntary bankruptcy petition is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower or the Subsidiary Borrower during that period.

     13.5  Receivers.  A receiver or similar official is appointed for the
           ---------
Borrower's or the Subsidiary Borrower's business, or the business is terminated.

     13.6  Lawsuits.  Any lawsuit or lawsuits are filed on behalf of one or more
           --------
trade creditors against the Borrower or the Subsidiary Borrower in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

     13.7  Judgments.  Any judgments or arbitration awards are entered against
           ---------
the Borrower or the Subsidiary Borrower, or the Borrower or the Subsidiary Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

     13.8  Government Action.  Any government authority takes action that the
           -----------------
Bank believes materially adversely affects the Borrower's or the Subsidiary Borrower's financial condition or ability to repay the obligations hereunder.

     13.9  Material Adverse Change.  A material adverse change occurs in the
           -----------------------
Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit on a consolidated basis.

     13.10 Cross-default.  Any default occurs under any agreement in connection
           -------------
with any credit the Borrower or the Subsidiary Borrower has obtained from anyone else or which the Borrower or the Subsidiary Borrower has guaranteed and such default is not cured or waived within any cure period applicable thereto.

     13.11 Default under Related Documents.  Any guaranty, subordination
           -------------------------------
agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

     13.12 Other Bank Agreements.  The Borrower or the Subsidiary Borrower
           ---------------------
fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or the Subsidiary Borrower has with the Bank or any affiliate of the Bank.

     13.13  Other Breach Under Agreement.  The Borrower or the Subsidiary
            ----------------------------
Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower or the Subsidiary Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower, the Subsidiary Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower and (if relevant) to the Subsidiary Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower or the Subsidiary Borrower during that period.


14.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

     14.1  GAAP.  Except as otherwise stated in this Agreement, all financial
           ----
information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

     14.2  California Law.  This Agreement is governed by California law.
           --------------

     14.3  Successors and Assigns.  This Agreement is binding on the Borrower's
           ----------------------
and the Bank's successors and assignees. The Borrower each agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower and the Subsidiary Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower and the Subsidiary Borrower.

     14.4  Arbitration.
           -----------

           (a) This paragraph concerns the resolution of any controversies or claims between the Borrower, the Subsidiary Borrower and the Bank, including but not limited to those that arise from:

                (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                (iii)  Any violation of this Agreement; or

                (iv) Any claims for damages resulting from any business conducted between the Borrower, the Subsidiary Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

           (b) At the request of the Borrower, the Subsidiary Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United

     States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

           (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

           (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

           (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

           (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

           (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, the Borrower, the Subsidiary Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                (i) The Borrower, the Subsidiary Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

           (h) This provision does not limit the right of the Borrower, the Subsidiary Borrower or the Bank to:

                (i)   exercise self-help remedies such as setoff;

                (ii) foreclose against or sell any real or personal property collateral; or

                (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                      (A)  an interim remedy; and/or

                      (B)  additional or supplementary remedies.

           (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower, the Subsidiary Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower, the Subsidiary Borrower and the Bank to seek resolution through arbitration.

           (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

     14.5  Severability; Waivers.  If any part of this Agreement is not
           ---------------------
enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

     14.6  Administration Costs.  The Borrower and the Subsidiary Borrower shall
           --------------------
pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

     14.7  Attorneys' Fees.  The Borrower and the Subsidiary Borrower shall
           ---------------
reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower or the Subsidiary Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

     14.8  One Agreement.  This Agreement and any related security or other
           -------------
agreements required by this Agreement, collectively:

           (a) represent the sum of the understandings and agreements between the Bank, the Borrower and the Subsidiary Borrower concerning this credit;

           (b) replace any prior oral or written agreements between the Bank, the Borrower and the Subsidiary Borrower concerning this credit; and

           (c) are intended by the Bank, the Borrower and the Subsidiary Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     14.9   Indemnification.  The Borrower and the Subsidiary Borrower will
            ---------------
indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower or the Subsidiary Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the obligations hereunder to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower and the Subsidiary Borrower, due and payable immediately without demand.

     14.10  Notices.  All notices required under this Agreement shall be
            -------
personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank, the Borrower may specify from time to time in writing.

     14.11  Headings.  Article and paragraph headings are for reference only and
            --------
shall not affect the interpretation or meaning of any provisions of this Agreement.




                      [THIS SPACE INTENTIONALLY LEFT BLANK
                            SIGNATURE PAGE FOLLOWS]

     14.12  Counterparts.  This Agreement may be executed in as many
            ------------
counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.                     IMPCO TECHNOLOGIES, INC.

    /S/ Jeff Thom                             /s/ William B. Olson
By:_______________________________        By:________________________________
        Jeff Thom                                Chief Financial Officer
Title:  Vice President                    Title:_____________________________

Address where notices to the Bank are     Address where notices to the Borrower
to be sent:                               are to be sent:

525 S. Flower Street, Mezzanine Level     16804 Gridley Place
Los Angeles, CA  90071                    Cerritos, CA  90701-1792

                                          QUANTUM TECHNOLOGIES, INC.

                                              /s/ William B. Olson
                                          By:________________________________
                                                 Chief Financial Officer
                                          Title:_____________________________

                                          Address where notices to the
                                          Subsidiary Borrower are to be sent:

                                          C/O IMPCO TECHNOLOGIES
                                          16804 Gridley Place
                                          Cerritos, CA  90701-1792